EXHIBIT "99.1"

NEWS RELEASE *FOR IMMEDIATE RELEASE*	**Contact:** **Transcontinental Realty Investors, Inc.** **Investor Relations** **Gene Bertcher (800) 400-6407** **investor.relations@transconrealty-invest.com**

Transcontinental Realty Investors, Inc. Reports First Quarter 2018 Results

DALLAS (May 15, 2018 -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2018. For the three months ended March 31, 2017, we reported a net loss applicable to common shares of $0.5 million or ($0.05) per diluted loss per share compared to a net loss applicable to common shares of $5.4 million or ($0.61) per diluted loss per share for the same period ended 2017.

During this period the company adhered to its overall business strategy to focus only on high value assets and with this in mind, we disposed of several underperforming properties. Though this created a slight reduction in revenue, the overall operating income was virtually consistent with the first quarter of 2017. As the company has been redeploying capital in new residential apartment properties, we fully anticipate increases in both revenue and operating income.

Going forward we further believe that operating expenses should remain very manageable as we continue to replace older underperforming assets with newer class A properties.

Revenues

Rental and other property revenues were $31.1 million for the three months ended March 31, 2018. This represents a decrease of approximately $0.4 million, compared to the prior period revenues of $31.5 million. This change, by segment, is an increase in the apartment portfolio of $0.9 million, and a decrease in the commercial portfolio of $1.3 million.

Expense

Property operating expenses were $14.5 million for the three months ended March 31, 2018. This represents a decrease of $1.4 million, compared to the prior period operating expenses of $15.9 million. This change, by segment, is a decrease in the apartment portfolio of $0.2 million, a decrease in the commercial portfolio of $0.9 million and a decrease in the land portfolio of $0.2 million.

Depreciation and amortization expenses were $6.4 million for the three months ended March 31, 2018. This represents an increase of $0.1 million as compared to prior period depreciation of $6.3 million.

Mortgage and loan interest expense was $14.1million for the three months ended March 31, 2018. This represents a decrease of $1.1 million, as compared to the prior period expense of $15.2 million. The change by segment is an increase in the other portfolio of $0.4 million and a decrease in the apartment portfolio of $1.4 million, and an increase in the commercial portfolio of $0.2 million. Within the other portfolio, the increase is primarily due to $2.3 million of interest expense related to the bonds.

Other income was $3.6 million for the three months ended March 31, 2018. This represents an increase of $2.5 million compared to prior period other income of $1.1 million. This increase is due to forgiveness of debt of $1.5 million during the first quarter and $1.8 million of foreign currency translation gain due to change in currency exchange rate.

Gain on land sales increased for the three months ended March 31, 2018, compared to the prior period. In the current period we sold 62 acres of land for a sales price of $3.0 million and recorded a gain of $1.3 million. For the same period in 2017, we sold 2.49 acres of land for a sales price of $1.1 million and recorded a gain of $0.4 million.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including apartments, office buildings, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended March 31, 2018	For the Three Months Ended March 31, 2017
	(dollars in thousands, except share and par value amounts)	
Revenues:		
Rental and other property revenues (including $208 and $190 for the three months ended 2018 and 2017, respectively, from related parties)	$ 31,082	$ 31,535
Expenses:		
Property operating expenses (including $227 and $228 for the three months ended 2018 and 2017, respectively, from related parties)	14,455	15,889
Depreciation and amortization	6,446	6,303
General and administrative (including $1,093 and $732 for the three months ended 2018 and 2017, respectively, from related parties)	2,192	1,780
Net income fee to related party	53	60
Advisory fee to related party	2,748	2,305
Total operating expenses	25,894	26,337
Net operating income	5,188	5,198
Other income (expenses):		
Interest income (including $3,236 and $3,169 for the three months ended 2018 and 2017, respectively, from related parties)	3,876	3,421
Other income (expense)	1,826	1,442
Mortgage and loan interest (including $318 and $151 for the three months ended 2018 and 2017, respectively, from related parties)	(14,093)	(15,190)
Foreign currency translation gain (loss)	1,756	(323)
Earnings (losses) from unconsolidated joint ventures and investees	11	(8)
Total other expenses	(6,624)	(10,658)
Loss before gain on land sales, non-controlling interest, and taxes	(1,436)	(5,460)
Gain on land sales	1,335	445
Net loss from continuing operations before taxes	(101)	(5,015)
Net loss from continuing operations	(101)	(5,015)
Net loss	(101)	(5,015)
Net (income) attributable to non-controlling interest	(132)	(119)
Net loss attributable to Transcontinental Realty Investors, Inc.	(233)	(5,134)
Preferred dividend requirement	(222)	(222)
Net loss applicable to common shares	$ (455)	$ (5,356)
Earnings per share - basic		
Net loss from continuing operations	$ (0.05)	$ (0.61)
Earnings per share - diluted		
Net loss from continuing operations	$ (0.05)	$ (0.61)
Weighted average common shares used in computing earnings per share	8,717,767	8,717,767
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,717,767
Amounts attributable to Transcontinental Realty Investors, Inc.		
Net loss from continuing operations	$ (233)	$ (5,134)
Net loss applicable to Transcontinental Realty, Investors, Inc.	$ (233)	$ (5,134)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2018 (unaudited)	December 31, 2017 (audited)
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate, at cost	$ 1,111,346	$ 1,112,721
Real estate subject to sales contracts at cost	45,739	45,739
Less accumulated depreciation	(179,100)	(178,590)
Total real estate	977,985	979,870
Notes and interest receivable:		
Performing (including $48,553 in 2018 and $45,155 in 2017 from related parties)	83,342	70,166
Total notes and interest receivable	83,342	70,166
Cash and cash equivalents	40,894	42,705
Restricted cash	55,400	45,637
Investments in unconsolidated joint ventures and investees	2,483	2,472
Receivable from related party	115,734	111,665
Other assets	54,751	60,907
Total assets	$ 1,330,589	$ 1,313,422
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 885,831	$ 892,149
Notes related to real estate held for sale	376	376
Notes related to real estate subject to sales contracts	347	1,957
Bond and bond interest payable	146,888	113,047
Deferred revenue (including $40,584 in 2018 and $40,574 in 2017 to related parties)	60,960	60,949
Accounts payable and other liabilities (including $6,701 in 2018 and $7,236 in 2017 to related parties)	28,249	36,683
Total liabilities	1,122,651	1,105,161
Shareholders' equity:		
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares; issued and outstanding zero shares in 2018 and 2017. Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2018 and 2017 (liquidation preference $100 per share)	1	1
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 8,717,967 shares in 2018 and 2017; outstanding 8,717,767 shares in 2018 and 2017	87	87
Treasury stock at cost, 200 shares in 2018 and 2017	(2)	(2)
Paid-in capital	268,727	268,949
Retained deficit	(80,098)	(79,865)
Total Transcontinental Realty Investors, Inc. shareholders' equity	188,715	189,170
Non-controlling interest	19,223	19,091
Total shareholders' equity	207,938	208,261
Total liabilities and shareholders' equity	$ 1,330,589	$ 1,313,422